Exhibit 99.6

From:	Christopher Marshall
To:	AstraZeneca UK Limited
15 Stanhope Gate
London W1K 1LN
14 May 2006
Dear Sirs
Proposed Offer by AstraZeneca UK Limited (the “Offeror”) for the whole of the issued share capital of Cambridge Antibody Technology Group plc (the “Company”)
In consideration of your agreeing to make an offer to acquire the whole of the issued ordinary share capital of the Company other than shares currently held by you substantially on the terms and subject to the conditions set out in the attached draft press announcement (the “Press Announcement”) (subject to such modifications to it as may be agreed by a duly authorised committee of the Board of the Company), I agree with you as follows:
1	Irrevocable undertakings

1.1	Acceptance of Offer

I undertake to accept, or procure the acceptance of, the offer mentioned above (the “Offer”) in respect of:
1.1.1	the 1,166 ordinary shares of 10p each in the Company listed in Parts I and II of Schedule 1 to this letter (which may include shares underlying American Depositary Receipts (“ADRs”));

1.1.2	any other ordinary shares of 10p each in the Company of which I may hereafter become the registered holder, beneficial owner, or in which I may otherwise become interested (including those underlying ADRs and those shares which I become the registered holder or beneficial holder of upon exercise of those options over shares listed in Part III of Schedule 1) other than shares to be acquired under an Inland Revenue approved employee share scheme; and

1.1.3	any other shares in the Company (including those underlying ADRs) deriving from shares falling within either of paragraphs 1.1.1 or 1.1.2 above.
I agree to fulfil this undertaking, in respect of the shares referred to in paragraphs 1.1.1, 1.1.2 and 1.1.3 above by not later than 3.00 p.m. on the seventh business day after the date of despatch to shareholders of the Company of the formal document containing the Offer (the “Offer Document”), (or, in relation to the shares falling within paragraphs 1.1.2 and 1.1.3 above, as soon as practicable after I become the registered holder or, to the extent no undertaking is given by the registered holder, the beneficial owner of, or I become interested in, such shares), by either:
(a)	returning to you, or procuring the return to you, or as you may direct, duly completed and signed form(s) of acceptance relating to the Offer. I also agree to forward, or procure to be forwarded, with such form(s) of acceptance the share certificate(s) or a letter of indemnity in respect of any lost share certificate or other document(s) of title in respect of the relevant shares; or

(b)	sending (or procuring that any CREST sponsor sends) to CRESTCo Limited the relevant Transfer to Escrow instruction accepting the Offer (in accordance with the procedures described in the Offer Document) in respect of the relevant shares.
In the case of shares not registered in my name of which I am the beneficial owner and which are listed at Part II of Schedule 1 to this letter (or, in relation to the shares falling within paragraphs 1.1.2 and 1.1.3 above, as soon as practicable after I become the beneficial owner of, or I become interested in, such shares if such event occurs before the posting of the Offer Document) (the “Non-Registered Shares”), I undertake to use reasonable endeavours to procure that the registered holder(s) of the Non-Registered Shares shall give you an undertaking in the form attached to this letter at Schedule 2 prior to the posting of the Offer Document. On the giving to you of such an undertaking by the registered holder, my obligations in this paragraph 1.1 of this letter in respect of the Non-Registered Shares shall lapse.

The shares referred to in paragraphs 1.1.1, 1.1.2 and 1.1.3 and the Non-Registered Shares shall together be referred to in this undertaking as the “Shares”.

1.2	Dealings with Shares

I agree that I will, and, in respect of any Non-Registered Shares, will procure that the holders of the Non-Registered Shares will:
1.2.1	notwithstanding the provisions of The City Code on Takeovers and Mergers (the “Code”) or the US Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any terms of the Offer regarding withdrawal, not withdraw any acceptance(s) of the Offer in respect of the Shares;

1.2.2	except pursuant to the Offer, not dispose of, charge, pledge or otherwise encumber or grant any option or other right over or otherwise deal with any of the Shares or any interest in them (whether conditionally or unconditionally);

1.2.3	exercise all voting rights attaching to the Shares in such manner as to (i) enable the Offer to be made and become unconditional and (ii) oppose the taking of any action which might result in any condition of the Offer not being satisfied;

1.2.4	not acquire any interest (as defined in Part VI of the Companies Act 1985) in any shares in the Company other than pursuant to an Inland Revenue approved employee share scheme or an interest in shares deriving from shares falling within either of paragraphs 1.1.2 and 1.1.3 above; and

1.2.5	not enter into any agreement or arrangement with any person, whether conditionally or unconditionally, to do any of the acts prohibited by the above terms of this paragraph 1.2.
1.3	Action to facilitate the Offer

I agree, in each case, provided that it is consistent with my fiduciary duties to the Company or other legal duties (other than conflicting contractual duties) and with any other Applicable Requirements:
1.3.1	in the announcement of the Offer and in the offer document containing the formal Offer, to recommend all members of the Company to accept the Offer;

1.3.2	to co-operate with you in the production of the Offer Document containing the formal Offer together with, among other things, the information required by Rules 24 and 25 of the Code and the relevant provisions of the Exchange Act and to take responsibility for the information in that document concerning the Company, its directors, their close families and any related companies and trusts in the terms required or permitted by Rule 19.2 of the Code and the relevant provisions of the Exchange Act; and

1.3.3	upon the Offer becoming wholly unconditional, to use my best efforts to procure the appointment as directors of the Company of such persons as you may nominate (subject to the provisions of the Articles of Association of the Company) and, if so requested by you, to resign my office as a non-executive director of the Company subject to the payment of director’s fees up to the date on which the Offer becomes or is declared unconditional in all respects.
1.4	Information

I agree promptly on demand to supply, or procure the supply to you of all information relating to me, my close relatives and any related companies and trusts which you may reasonably consider to be required to be contained in any document relating to the Offer by Applicable Requirements (and, in particular, Rule 25.3 of the Code), provided that the supply of such information is consistent with my fiduciary duties to the Company or other legal duties (other than conflicting contractual duties) or duties arising under the Code.

Without prejudice to paragraph 1.2.4 above, I also agree to supply you with details of dealings by me, my close relatives and any related companies and trusts, during the period beginning on the date of this letter and ending on the date on which the Offer becomes or is declared unconditional in all respects, in any securities of the Company or any of your securities immediately following the relevant dealing.

2	Warranties and undertakings

2.1	Warranties etc.

I warrant and undertake to the Offeror that:
2.1.1	the Shares include all the shares in the Company registered in my name or beneficially owned by me or in respect of which I am interested (as defined in Part VI of the Companies Act 1985) other than shares held under an Inland Revenue approved share incentive plan, shares which may be acquired under an Inland Revenue approved employee share scheme and shares which are “Committed Shares” for the purposes of the Cambridge Antibody Technology Group plc Executive Incentive Plan;

2.1.2	the Shares will be transferred pursuant to the Offer free from all charges, liens and encumbrances and with all rights now or hereafter attaching to them, including the right to all dividends declared, made or paid hereafter (other than as provided by the terms of the Offer); and

2.1.3	I have full power and authority to accept the Offer or to undertake (in relation to any Shares of which I am not both registered holder and beneficial owner) that the Offer will be accepted, in respect of all the Shares.
Such warranties and undertakings shall not be extinguished or affected by the sale of the Shares pursuant to the Offer.

3	Publicity

I consent to the announcement of the Offer containing references to me and to this letter substantially in the terms set out in the Press Announcement, to particulars of this letter being set out in the formal document containing the Offer and to this letter being available for inspection during all or part of the period for which the Offer remains open for acceptance.

4	Conditions and termination

4.1	Making of Offer

Your agreement to make the Offer is conditional upon:
4.1.1	the receipt by you not later than the time of release of the Press Announcement of equivalent undertakings (in substantially the same form as this or in such other form as you may accept) from each other director of the Company holding shares in it;

4.1.2	the release of the Press Announcement (with such amendments as you may approve) being authorised by or pursuant to a resolution of the board of directors of the Company or a duly authorised committee thereof, such authorisation not being withdrawn prior to the release;

4.1.3	the Press Announcement being released by 19 May 2006; and

4.1.4	no event or circumstance occurring or becoming known to you in consequence of which the Panel requires or permits you not to make the Offer (or, in the case of an event or circumstance becoming known to you prior to the release of the Press Announcement, which is of such a nature that, had it occurred thereafter, the Panel would have required or permitted you not to make the Offer).
My Obligations shall not be affected by the non-fulfilment of any of the conditions set out in paragraphs 4.1.1, 4.1.2 or 4.1.4.

4.2	Announcement of Offer

My Obligations under paragraph 1.1 above are conditional upon the announcement of the Offer, with the Offer being publicly recommended by the board of directors of the Company in that announcement.

4.3	Lapse

My Obligations shall lapse if:
4.3.1	the Offer is not made (by the posting of an offer document) by 16 June 2006 (or such later date as the Panel may permit); or

4.3.2	the Offer lapses or is withdrawn without having become wholly unconditional, provided that the lapsing of my Obligations shall not affect any rights or liabilities under this letter in respect of prior breaches of them.
5	Enforcement

5.1	Governing law etc.

This letter shall be governed by and construed in accordance with English law and I agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and that accordingly any proceedings arising out of or in connection with this letter shall be brought in such courts.

5.2	Specific performance

Without prejudice to any other rights or remedies which you may have, I acknowledge and agree that damages may not be an adequate remedy for any breach by me of any of my Obligations. You shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such Obligation and no proof of special damages shall be necessary for the enforcement by you of your rights under this letter.

5.3	Power of attorney

In order to secure the performance of the undertakings contained in paragraph 1.1 above, I appoint each of your directors and each director of Goldman Sachs International (the “Offeror’s Financial Adviser”) severally to be my attorney in my name or otherwise and on my behalf to accept the Offer, to sign a form or forms of acceptance, and generally to comply with the terms of the formal document containing the Offer and fulfil my Obligations in relation to it. However, this appointment shall not take effect until seven days after the date of despatch of the Offer Document and then only if I have failed to comply with the Obligations set out in paragraph 1.1.

6	Interpretation

6.1	Revised Offers

In this letter, references to the Offer shall include any revised offer by the Offeror, the terms of which in the reasonable opinion of the Offeror’s Financial Adviser are at least as favourable to shareholders of the Company as the original Offer.

6.2	Additional Terms

The Offer shall be subject to such additional terms and conditions as may be required to comply with the requirements of the Code or the rules and regulations of any relevant regulatory authority and as may be agreed between the Offeror and the Company.

6.3	Unconditional and irrevocable obligations

Except to the extent otherwise specified, the Obligations set out in this letter are unconditional and irrevocable.

6.4	Time

Time shall be of the essence of the Obligations set out in this letter.

6.5	Meaning

References in this letter to my “Obligations” are to my undertakings, agreements, warranties, appointments, consents and waivers set out in it. References in this letter to “subsidiaries” include subsidiary undertakings and the expressions “subsidiaries”, “subsidiary undertakings” and “wholly-owned subsidiaries” have the same meanings as in the Companies Act 1985. “Applicable Requirements” means the Code, the Exchange Act, the Panel, the SEC, any applicable law, any of the Listing Rules, Disclosure Rules or Prospectus Rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000, the Financial

Services Authority or the requirements of London Stock Exchange plc or any other relevant regulatory authority.

7	Third Party Rights

A person who is not party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter except the Offeror’s Financial Adviser may enforce and rely on paragraph 5.3 above and paragraph 8 below to the same extent as if it had been a party to this letter.

8	Customer relationship

I confirm that the Offeror’s Financial Adviser is not acting for me in relation to the Offer and will not be responsible to me for providing protections afforded to its clients or advising me on any matter relating to the Offer. I accept this.

9	Confidentiality

I agree to keep confidential any information concerning the Offer before any such information becomes publicly available.

EXECUTED as a DEED by	}
in the presence of:

Name:
Address:

Occupation:

Schedule 1
Shares to which this letter relates
Part I
Shares of which I am the Registered Holder

Registered Holder and Address	Ordinary Shares
NONE
Part II
Shares of which I am the Beneficial but not the Registered Holder

Registered Holder and Address	Ordinary Shares

Greenwood Nominees Limited	1,166
20 Moorgate
London
EC2R 6DA
Part III
Options
NONE

Schedule 2
Registered Shareholder’s Irrevocable Undertaking
Relating to Shares Beneficially held by a Director

From:	[Registered Holder of Shares Beneficially held by Christopher Marshall]

To:	AstraZeneca UK Limited
15 Stanhope Gate
London W1K 1LN
• 2006
Dear Sirs
Proposed Offer on behalf of AstraZeneca UK Limited (the “Offeror”) for the whole of the issued share capital of Cambridge Antibody Technology Group plc (the “Company”)
[I am/We are] the registered holder[s] of the shares in the Company listed in the Schedule to this letter which are beneficially held by Christopher Marshall (the “Beneficial Holder”).
In consideration of your agreeing to make an offer to acquire the whole of the issued ordinary share capital of the Company substantially on the terms and subject to the conditions set out in the attached draft press announcement (the “Press Announcement”) (subject to such modifications to it as may be agreed by a duly authorised committee of the Board of the Company, I/we agree with you as follows:
1	Irrevocable undertakings

1.1	Acceptance of Offer

In accordance with the instructions of the Beneficial Holder, I/we undertake to accept the offer mentioned above (the “Offer”) in respect of the shares (including any shares underlying American Depositary Receipts (“ADRs”)) in the Company listed in the Schedule to this letter (and in respect of any other ordinary shares (including any shares underlying ADRs) in the Company in respect of which the Beneficial Holder may become the beneficial holder and in respect of which I/we will become the registered holder) (the “Shares”).

[Option A: Use if shares held in certificated form or if held in uncertificated form and acceptance is to be effected by means of an acceptance form.]

I/We agree to fulfil this undertaking by returning to you, or as you may direct, not later than 3.00 p.m. on the seventh business day after despatch to shareholders of the Company of the formal document containing the Offer (the “Offer Document”), duly completed and signed form(s) of acceptance relating to the Offer in respect of the relevant Shares. I/We also agree to forward with such form(s) of acceptance the share certificate(s) or other document(s) of title in respect of the relevant Shares.

[Option B: If shares held in uncertificated form and offer provides that acceptance can be made electronically without the need for an acceptance form.]

I/We agree to fulfil this undertaking by sending (or procuring that [my/our] CREST sponsor sends) to CRESTCo Limited (“CRESTCo”) not later than 3.00 p.m. on the seventh business day after the date of despatch to shareholders of the Company of the formal document containing the Offer (the “Offer Document”) the relevant Transfer to Escrow instruction accepting the Offer (in accordance with the procedures described in the Offer Document) in respect of the relevant Shares.]

2	Confidentiality

I/We agree to keep confidential any information concerning the Offer and not to deal or recommend others to deal in the shares of the Company before any such information becomes publicly available.

3	Conditions and termination

3.1	Making of Offer

Your agreement to make the Offer is conditional upon:
3.1.1	the receipt by you not later than the time of release of the Press Announcement of equivalent undertakings (in substantially the same form as this or in such form as you may accept) from the directors of the Company holding shares in it;

3.1.2	the release of the Press Announcement (with such amendments as you may approve) being authorised by or pursuant to a resolution of the board of directors of the Company, or a duly authorised committee thereof, such authorisation not being withdrawn prior to the release;

3.1.3	the Press Announcement being released by 19 May 2006; and

3.1.4	no event or circumstance occurring or becoming known to you in consequence of which the Panel on Takeovers and Mergers (the “Panel”) requires or permits you not to make the Offer (or, in the case of an event or circumstances becoming known to you prior to the release of the Press Announcement, which is of such a nature that, had it occurred thereafter, the Panel would have required or permitted you not to make the Offer).
My/Our obligations shall not be affected by the non-fulfilment of any of the conditions set out in paragraphs 3.1.1, 3.1.2 or 3.1.4.

3.2	My/Our obligations under paragraph 1 above are conditional upon the announcement of the Offer, with the Offer being publicly recommended by the board of directors of the Company in that announcement.

3.3	Lapse

My/Our Obligations shall lapse if:
3.3.1	the Offer is not made (by the posting of the Offer Document) by 16 June 2006 (or such later date as the Panel may permit); or

3.3.2	the Offer lapses or is withdrawn without having become wholly unconditional,

provided that the lapsing of my/our Obligations shall not affect any rights or liabilities under this letter in respect of any prior breaches of them.
4	Enforcement

4.1	Governing law etc.

This letter shall be governed by and construed in accordance with English law and I/we agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and that accordingly any proceedings arising out of or in connection with this letter shall be brought in such courts.

4.2	Specific performance

Without prejudice to any other rights or remedies which you may have, [I/we] acknowledge and agree that damages may not be an adequate remedy for any breach by us of any of our Obligations. You shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such Obligation and no proof of special damages shall be necessary for the enforcement by you of your rights under this letter.

4.3	Power of attorney

In order to secure the performance of the Obligations contained in paragraph 1.1 above, I/we appoint each of your directors and each director of Goldman Sachs International (the “Offeror Financial Adviser”) severally to be [my/our] attorney, if I/we fail to accept the Offer in accordance with paragraph 1.1, in my/our name or otherwise and on my/our behalf to accept the Offer, to sign a form or forms of acceptance and/or such other documents and to do such other acts and things as may be necessary to accept the Offer, and generally to comply with the terms of the Offer Document and fulfil my/our obligations in relation to it.

5	Interpretation etc.

5.1	Revised Offers

In this letter, references to the Offer shall include any revised offer by the Offeror, the terms of which in the reasonable opinion of the Offeror’s Financial Adviser are at least as favourable to shareholders of the Company as the original Offer.

5.2	Additional Terms

The Offer shall be subject to such additional terms and conditions as may be required to comply with the requirements of the City Code on Takeovers and Mergers or the rules and regulations of London Stock Exchange plc or any other relevant regulatory authority and as may be agreed between the Offeror and the Company.

5.3	Unconditional and irrevocable obligations

Except to the extent otherwise specified, the Obligations set out in this letter are unconditional and irrevocable.

5.4	Time

Time shall be of the essence in relation to the Obligations set out in this letter.

5.5	Meaning

References in this letter to the “Obligations” are to my/our undertakings, agreements, warranties, appointments, consents and waivers set out in it. References in this letter to “subsidiaries” include subsidiary undertakings and the expression “subsidiary” has the same meaning as in the Companies Act 1985.

6	Third Party Rights

A person who is not party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter except the Offeror’s Financial Adviser may enforce and rely on paragraph 4.3 above and paragraph 7 below to the same extent as if it had been a party to this letter.

7	Customer relationship

I/We confirm that the Offeror’s Financial Adviser is not acting for me/us in relation to the Offer and that will not be responsible to me/us for providing protections afforded to its clients or advising me/us on any matter relating to the Offer. I/We accept this.

EXECUTED as a DEED by	}

acting by:

Acknowledged and agreed for

[FOR FORM OF UNDERTAKING GIVEN BY REGISTERED HOLDER]
Schedule
Shares to which this letter relates

Registered Holder and Address	Number of Shares